[ EXHIBIT 99.1 - NEWS RELEASE ]

                          FRANKLIN LAKE RESOURCES INC.
               172 Starlite Street, South San Francisco, CA 94080
                     TEL 650-588-0425      FAX 650-588-5869
                          E-MAIL info@franklinlake.com



NEWS RELEASE   ---   No. 2004-05   ---   September 14, 2004


                       FRANKLIN LAKE RESOURCES ANNOUNCES
                      STRATEGIC ALLIANCE WITH MR3 SYSTEMS;
                   INSTALLATION OF TURN-KEY PROCESSING SYSTEM


SOUTH SAN FRANCISCO, CA -- September 14, 2004 -- Franklin Lake Resources Inc. (OTCBB: FKLR), an exploration stage mining company, announces that it has entered into a strategic alliance with MR3 Systems, Inc. (OTCBB: MRMR), an agreement under which the parties expect to undertake various specific projects. Mr3 has expertise associated with the extraction, separation, recovery, and purification of precious and base metals from various alluvial and clay deposits.

Father Gregory Ofiesh, president and CEO of Franklin Lake, said that he believes this relationship provides a unique opportunity for the company. In the first project, MR3 will build a turn-key processing system at FKLR's facility at Amargosa, Nevada, that will allow the processing of up to 250 tons per day of raw material. In addition to processing the FKLR material, it will allow the company to become a toll processing facility for other independent mining contractors with similar alluvial and clay deposits.

Father Ofiesh said that FKLR has received a high level of cooperation from Dr. William Tao, the CEO of MR3, and that both of them believe that the alliance between the two companies will lead to the successful extraction, separation, and sale of precious metals recovered. Father Ofiesh added, "We are delighted that MR3 is teaming up with Franklin Lake to process the mineral deposits on the Franklin Lake playa. This will be MR3's first large-scale automated processing system tailored for extracting precious metals from alluvial and clay deposits, and we are excited about being part of it."

FKLR and MR3 have conducted extensive mineral evaluations of the Franklin Lake playa material at MR3's test facility in Denver and at its laboratory in Beverly, MA. It has been determined that an average of 0.25 - 0.30 oz/ton of head ore of gold, 0.50 - 0.75 oz/ton of silver, and significant amounts of rare earth elements exist on the property.

The partnership between Franklin Lake and MR3 will allow, at the proposed 250 ton/day processing facility at Amargosa Valley, the employment of MR3's halogen vapor leaching system and its ion-exchange technology for the processing of gold, silver, and rare earth metals from the alluvial and clay deposits. Father Ofiesh said that FKLR's claims, covering more than 8,000 acres, provide a large resource of raw material for this venture, enough to last a decade or more.

Father Ofiesh said that, to keep FKLR operating until the MR3 system can be installed, he will make an immediate investment of $50,000 and will guarantee investment of another $200,000 by October 31, 2004.

            NOTE: This news release may contain forward looking statements. Forward looking statements involve known and unknown risks and uncertainties that may cause the Company's actual results to differ materially from forecasted results.

CONTACT:  Father Gregory Ofiesh, President and CEO   ---   (650) 588-0425.